Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-4 of County Bancorp, Inc. (the “Registration Statement”), of our report dated March 30, 2015, relating to our audits of the consolidated balance sheets of County Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended, included in the Registration Statement and to the reference to us under the caption “Experts” in the prospectus/proxy statement which is part of the Registration Statement.

/s/ CliftonLarsonAllen LLP

Milwaukee, Wisconsin

January 27, 2016